Exhibit 99.1

Contacts:	Gary J. Yusko
Chief Financial Officer
Alloy, Inc.
212/329-8431

For immediate release:

ALLOY ACQUIRES FRONTLINE MARKETING

New York, NY – April 20, 2007—Alloy, Inc. (Nasdaq: ALOY), a nontraditional media services company, announced today that it has acquired the operating assets of Frontline Marketing, Inc. (“Frontline”), a national in-store advertising and display network comprising approximately 8,000 grocery stores.

Alloy acquired the operating assets of Frontline and certain assets related thereto from Frontline’s shareholders in exchange for an aggregate purchase price of approximately $5.8 million, of which approximately $4.0 million was paid in cash and approximately $1.8 million was paid by the issuance of 150,000 shares of Alloy common stock, plus an additional potential earnout payment of up to $7.2 million based on the EBITDA performance of the acquired assets over the next three years. The earnout payment is payable at Alloy’s option in cash or a combination of cash and shares of Alloy common stock, with the maximum number of shares issuable being 50% of the earnout amount. The share valuation was based on the five-day average closing price of a share of Alloy common stock as quoted on the NASDAQ Global Market, namely $12.07 per share.

Frontline provides advertisers with efficient point-of-purchase advertising and merchandising solutions, giving packaged goods companies the means to measurably increase sales in some of the country’s largest retailers, including Safeway, Kroger, and Albertsons. Frontline has three advertising display media products, Frontloader, FrontLights and the Pharmacy Display Network (“PDN”). Frontloader is a product display at checkout coupled with backlit advertising. FrontLights are two-sided backlit advertisements that are integrated into checkout lane lights. PDN consists of merchandising units that keep conversations between pharmacists and patients private, while providing space for product displays and advertising sold by Frontline.

Matt Diamond, Chairman and CEO of Alloy, stated, “I am excited to announce the acquisition of the Frontline assets as it expands our Media segment reach into grocery and mass merchandise stores.” Mr. Diamond added, “We expect that the acquisition will be immediately accretive to our financial results, and the combination of Frontline’s dedicated employees and Alloy’s marketing resources should continue to fuel Frontline’s growth.”

Jefferson Myers, President and Chief Executive Officer of Frontline, stated, “We are very excited about joining the Alloy team. In-store shopper marketing is a fast growing marketing category, and our “Display on Demand” in-store programs are recognized to be among the most effective and fastest growing in the industry. We are excited about the many ways our programs integrate with existing Alloy marketing solutions, and how our broad reach to both women and adults complements and expands its advertising capabilities.”

About Alloy

Alloy, Inc. (ALOY) is one of the country’s largest providers of nontraditional media programs reaching targeted consumer segments. Alloy manages a diverse array of assets and services in interactive, display, direct mail, content production and educational programming. Alloy, Inc. works with over 1500 companies including half of the Fortune 200.

Forward-Looking Statements

This announcement may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding our expectations and beliefs regarding our future results or performance. Because these statements apply to future events, they are subject to risks and uncertainties. When used in this announcement, the words “anticipate”, “believe”, “estimate”, “expect”, “expectation”, “project” and “intend” and similar expressions are intended to identify such forward-looking statements. Our actual results could differ materially from those projected in the forward-looking statements. Additionally, you should not consider past results to be an indication of our future performance. Factors that might cause or contribute to such differences include, among others, our ability to: increase revenues; generate high margin sponsorship and multiple revenue streams; increase visitors to our websites (www.alloy.com, www.delias.com, and www.ccs.com) and build customer loyalty; develop our sales and marketing teams and capitalize on these efforts; develop commercial relationships with advertisers and the continued resilience in advertising spending to reach the teen market; manage the risks and challenges associated with integrating newly acquired businesses; and identify and take advantage of strategic, synergistic acquisitions and other revenue opportunities. Other relevant factors include, without limitation: our competition; seasonal sales fluctuations; the uncertain economic and political climate in the United States and throughout the rest of the world, and the potential that such climate may deteriorate further; and general economic conditions. For a discussion of certain of the foregoing factors and other risk factors see the “Risk Factors That May Affect Future Results” section included in our annual report on Form 10-K for the year ended January 31, 2007, and in subsequent filings that we make with the Securities and Exchange Commission. We do not intend to update any of the forward-looking statements after the date of this announcement to conform these statements to actual results, to changes in management’s expectations or otherwise, except as may be required by law.